Exhibit 99.1

[DG SYSTEMS LOGO]

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE
For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS CHAIRMAN SCOTT K. GINSBURG ADDS CHIEF EXECUTIVE OFFICER ROLE TO HIS RESPONSIBILITIES

– Former Company CEO with Approximately 35% Ownership Interest To Guide Company Through Its Next Phase of Growth –

DALLAS, Texas – November 18, 2003 – DG Systems, Inc. (Nasdaq: DGIT), the leading digital technology provider for managing and delivering short- and long-form audio and video content to broadcasters, announced today that effective immediately, Scott K. Ginsburg, 51, the Company’s Chairman of the Board, will assume the additional role of Chief Executive Officer. Mr. Ginsburg replaces Matthew E. Devine, 55, who resigned to spend more time with his family.

As Chief Executive Officer, Mr. Ginsburg’s responsibilities will include further developing and executing DG’s corporate growth strategy, as determined by the Company’s Board of Directors. Mr. Ginsburg will oversee the strategic direction of the Company and the pursuit of strategic, accretive acquisitions that can leverage the Company’s industry leading position and improving balance sheet. Mr. Ginsburg will also work with DG’s Chief Financial Officer, Omar Choucair, in developing and maintaining financial community relationships.

Mr. Ginsburg joined DG in 1998 as Chief Executive Officer and Chairman, following several significant private placement and open market equity investments in DG. He presently owns or controls more than 24 million DG Systems shares representing approximately 35% of the total outstanding shares.

Scott Ginsburg stated, “Since I first invested in and joined DG Systems over five years ago, we have elevated the company from a money losing entity focused on audio

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DG Systems, 11/18/03	page 2

deliveries to a consistently profitable company with the largest video delivery platform in the industry and a suite of well-received, value-added media asset management tools.

“I am appreciative of Matt Devine for his outstanding service to DG Systems and to its shareholders. Matt joined the Company at a difficult time and was instrumental in quickly improving our operations and industry position, right sizing our overhead, strengthening our balance sheet and attracting a strong operating team, all of which contributed to turning the company around.

“I see tremendous value and potential in DG’s market leading digital delivery network. Our services link the advertising and broadcast industries together, facilitating the flow of information and transactions that comprise the multi-billion dollar broadcast advertising business. Our challenge now is to generate growth both organically and through prudent acquisitions to deliver even greater value to our customers and our shareholders. We have the people, industry knowledge and financial resources required to further build on this platform and I am committed to achieving this growth.”

DG’s Board of Directors will now be comprised of seven members following Mr. Devine’s resignation from the board.

Prior to joining DG Systems, Scott Ginsburg served as Chief Executive Officer and Director of Chancellor Media Corporation. Through acquisitions and internal growth, this entity became the nation’s largest radio broadcasting company and was later sold to Clear Channel Communications in 1999. In 1988 Mr. Ginsburg, co-founded Chancellor Media’s predecessor company, Evergreen Media Corporation, and served as the Company’s Chairman and Chief Executive Officer. In this role, Mr. Ginsburg directed the Company’s dramatic rise from a start-up to the nation’s largest pure-play radio broadcaster. Under Mr. Ginsburg’s guidance, Evergreen was the nation’s fastest growing radio company and the radio broadcaster with the best continuous ratings momentum. Prior to forming Evergreen, Mr. Ginsburg was the co-founder of both Statewide Broadcasting, Inc. and later H&G Communications, Inc. Mr. Ginsburg was a United States Senate Staff Director for two Senate Sub-Committees before devoting his full attention to the media business.

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DG Systems, 11/18/03	page 3

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring innovative satellite and Internet transmission technology solutions and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, 7,500 radio stations, and over 1,850 broadcast and cable television destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.

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